Exhibit 99.1

MetroCorp Bancshares, Inc. Announces Commencement of Public Offering of
$40 Million of its Common Stock

HOUSTON, TX, May 15, 2012 – MetroCorp Bancshares, Inc. (the "Company") (Nasdaq: MCBI) announced today that it is commencing an underwritten public offering of $40 million of its common stock. Keefe, Bruyette & Woods, Inc. is acting as the sole underwriter for the offering.  The Company intends to grant the underwriter an option to purchase up to an additional 15% of the common stock sold to cover over-allotments, if any.

The Company expects to use the proceeds from the offering for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support the growth of the Company’s subsidiary banks, de novo branching and expansion and acquisitions or other business opportunities, including FDIC-assisted transactions. The Company also may seek the approval of its regulators to utilize a portion of the proceeds of this offering and other cash available to the Company to repurchase all or a portion of the $45.0 million of Series A Preferred Stock and the warrant to purchase common stock that the Company issued to the U.S. Department of the Treasury in connection with the Company’s participation in Treasury’s Capital Purchase Program.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy shares of the Company’s common stock nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus and related prospectus supplement that have been filed as part of an effective shelf registration statement with the Securities and Exchange Commission on Form S-3 (Registration No. 333-180889).  Copies of the prospectus and related prospectus supplement may be obtained from the SEC's Web site at: www.sec.gov.  Alternatively, you may obtain a copy of the prospectus by contacting Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559.

The Company is a Texas based bank holding company that provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. in Texas and Metro United Bank in California. The Company has 13 full service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. On a consolidated basis, as of March 31, 2012, the Company had approximately $1.50 billion in assets, $1.05 billion in total loans, $1.26 billion in deposits and $167.4 million in total shareholders’ equity.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the proposed public offering and the anticipated use of proceeds of the offering. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in market conditions or in prices of the Company's common stock; (b) changes in the market for the Company's products and services; and (c) other risks as detailed in the prospectus referred to above and in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, and subsequent filings with the Securities and Exchange Commission.

For more information contact:
MetroCorp Bancshares, Inc., Houston
George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876